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                                                                   Exhibit 10.10

                              Resignation Agreement


     RESIGNATION AGREEMENT dated as of July 23, 2002, between Richard Belluzzo ("Belluzzo") residing at 1622 38/th/ Avenue East, Seattle, Washington and Microsoft Corporation ("Microsoft") ("Agreement").

1. Resignation. Belluzzo hereby acknowledges his voluntary and irrevocable resignation from the offices of President and Chief Operating Officer effective May 1, 2002. In addition, Belluzzo voluntarily and irrevocably resigns his employment with Microsoft effective August 23, 2002 ("Resignation Date"). Except as expressly modified by paragraphs 2, 3 and 4 of this Agreement, Belluzzo's existing compensation and benefits shall remain in place until the Resignation Date. In the event that Belluzzo elects to resign his employment prior to the Resignation Date, any and all compensation and stock option vesting will cease on the last day of his employment with Microsoft except as set forth below in paragraph 2. In consideration of Belluzzo signing this Agreement and his executing a general release of claims in a form acceptable to Microsoft ("Release"), Microsoft has agreed to undertake the commitments described in Paragraphs 2 and 3 below, some or all to which Belluzzo would not otherwise be entitled.


2. Bonus and Other Consideration. In consideration of Belluzzo irrevocably resigning his employment and office as set forth in Section 1, signing this Agreement, delivering an effective and timely Release and honoring the commitments undertaken herein, and conditioned upon each of the foregoing events having occurred, Microsoft agrees to: (1) take the actions described in Paragraph 3 below; and (2) award Belluzzo a bonus under the Partner Bonus Plan for the fiscal year ending June 30, 2002 in the amount of $350,000, which amount exceeds the amount to which Belluzzo would be entitled as of right under the Partner Bonus Plan. This bonus shall be payable on August 15, 2002 in accordance with Microsoft's regular payroll procedures for payment of such bonuses (including tax withholding). Belluzzo acknowledges and agrees that he is not eligible for and waives any and all rights to a bonus under the Partner Bonus Plan for the fiscal year beginning July 1, 2002 and ending June 30, 2003. Nothing in this Agreement represents a waiver by Belluzzo of any rights he might otherwise have, including to be paid accrued vacation, receive health or other insurance, or exercise his stock options in accordance with Microsoft's stock option plans except as set forth in Paragraph 3.

3. Cancellation of Options. In connection with option grants made September 1, 1999 for 1,000,000 shares, March 6, 2000 for 1,000,000 shares, May 30, 2000 for
500,000 shares and May 30, 2000 for 1,000,000 shares (the "99/00 Options"), on December 12, 2000 Microsoft and Belluzzo entered into an arrangement whereby Belluzzo was advanced the sum of $15,000,000 which represented a minimum benefit to be received from the potential exercise of the 99/00 Options unless Microsoft terminated his employment with cause or Belluzzo terminated without good reason. The advance was acknowledged by a promissory note a copy of which is attached as Exhibit A (the "Note"). In lieu of the provisions in the Note, the parties have parties have agreed that the 99/00 Options shall be cancelled as of the Resignation Date and Belluzzo shall retain all funds previously advanced. Microsoft shall forgive the remaining unpaid balance of interest and principal owing under the Note. Microsoft will thereafter promptly cancel the Note and return it to Belluzzo. Belluzzo will execute such instruments as are reasonably requested by Microsoft to evidence surrender and cancellation of the 99/00 Options. The forgoing arrangements shall supercede any conflicting terms of the Note or any other oral or written agreement between the parties. Belluzzo understands that forgiveness of the Note and cancellation of the 99/00 Options will constitute ordinary income taxable to him, and which will be reported by Microsoft as income to him. Accordingly, Belluzzo agrees to pay to Microsoft not later than October 1, 2002, and Microsoft shall timely pay to the United States Treasury the amount of federal tax and employment withholding Microsoft is required to withhold with respect to the debt forgiven. The parties will execute such instruments and documentation as is reasonably necessary to evidence withholding and payment of the withheld sum.

                                       1.

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4.   Miscellaneous.  This Agreement and the Release contain the entire agreements and all the promises and covenants exchanged by the parties and merge any and all prior written and oral communications concerning the financial terms relating to Belluzzo's resignation. In executing this Agreement, each party warrants that he or it is relying solely upon his or its own judgment and knowledge, and that he or it is signing in the absence of any caercion or duress whatsoever. The parties agree that the provisions of this Agreement are severable. In the event that any provision is found to be unlawful or unenforceable, the remaining provisions shall remain in full force and effect. The parties further agree that all questions with respect to the construction of this Agreement and the rights and liabilities under it shall be governed by the laws of the State of Washington, and any dispute arising in connection with the execution and/or operation of this Agreement shall be determined in a Washington court of competent jurisdiction, to whose personal jurisdiction Belfuzzo consents to submit. In the event suit is commenced to enforce this Agreement, the substantially prevailing party shall be entitled to an award of his or its reasonable attorneys' fees and costs. This Agreement shall bind the heirs, successors, representatives, and assigns of each party.

                                        Microsoft Corporation


/s/ Richard Belluzzo                    By /s/ Steven A. Ballmer
--------------------                       ----------------------------------
Richard Belluzzo                           Steven A. Ballmer, Chief Executive
                                               Officer

                                       1.

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                                    EXHIBIT A
                                 PROMISSORY NOTE

$15,000,000.00                 Redmond, Washington             December 12, 2000

     Subject to the terms and conditions herein, MICROSOFT CORPORATION ("Company") agrees to lend RICHARD BELLUZZO ("Maker") the principal amount to Fifteen Million Dollars (U.S.) ($15,000,000.00) (the "Principal") and, for value received, Maker promises to pay Company, or its assigns or order ("Payee"), the principal sum of Fifteen Million Dollars (U.S.)($15,000,000.00), with interest as provided herein. Unless otherwise provided herein, both Principal and Interest, defined below, shall be payable in lawful money of the United States of America, which shall be legal tender for public and private debts.

1. Interest. Interest shall accrue from the date of payment on the unpaid Principal outstanding, and shall be compounded annually until this Note is paid in full, at the lowest applicable federal interest rate available in the month of December 2000 (i.e., 5.87%)(the "Interest"). Interest will be calculated based on a 365 day year and applied to the actual number of days elapsed. The sum of Principal and Interest accrued as of any date shall constitute the "Total Obligations" as of such date.

2. Maturity Date. Absent a Default Event, and subject to the terms limiting the Company's recourse hereunder, the Total Obligation, if not sooner paid, shall be due and payable in a single installment on the fifth (5/th/) anniversary of the date hereof, or the date on which Maker's employment with the Company terminates, whichever is earlier ("Maturity Date"). Maker and any endorsers of this Note hereby waive demand, grace, notice, presentment for payment, and protest, and agree and consent that the Company may renew this Note, and extend the time of payment, without notice, and without releasing any party hereto.

3. Prepayment. Maker may prepay the Total Obligation, in whole or in part ,at any time before the Maturity Date, in cash, without being required to pay any penalty or premium for such priviledge.

4.   Payment Method.

     4.1 On or after the Maturity Date, the payment of amounts owed under this Note may be made, at Maker's discretion, in cash and/or by forefeiting vested Company stock options subject to the 99/00 Grants having an aggregate Vested Value (defined below in Subsection 6.1) equal to the amount being repaid. For purposes of this Note, the term of September 1, 1999 for 1,000,000 shares; (ii) grant of March 6, 2000 for 1,000,000 shares; (iii) grant of May 30, 2000 for 500,000 shares; and (iv) grant of May 30, 2000 for 1,000,000 shares.

     4.2 If Maker fails to repay the Adjusted Total Obligation (defined in Subsection 6.2) within one hundred twenty (120) days after the Maturity Date, Company may thereafter obtain repayment utilizing, at its discretion, any of the applicable repayment methods or combinations thereof as set forth in Section 5. In the event that the Company elects to cancel options subject to the 99/00 Grants in order to satisfy any part of the Adjusted Total Obligation, Company shall use the Vested Value of such options as defined in Subsection 6.1 to determine the aggregate pre-tax value of said options.

     4.3 If the Company forgives any portion of the Total Obligation, pursuant to the terms limiting recourse hereunder, then such amount shall be treated as a forgiveness of debt owed by Maker, and shall be reported by the Company as income to Maker.

5. Recourse. The Company's recourse against Maker for repayment of the Principal and Interest shall be only as follows:

     5.1 If Maker is still in the employ of Company on the fifth anniversary of this Note, or if Maker's employment is terminated by the Company without Cause or Maker resigns for Good Reason at any time, the Company may obtain repayment of the Adjusted Total Obligation by one or a combination of the following methods: (i) by canceling the minimum necessary number of options subject to the 99/00 Grants to cover the amount being repaid, and (ii) through limited personal recourse against Maker to the extent Maker has exercised any part of the 99/00 Grants; namely, the excess aggregate fair market value (i.e. the closing price on the date of exercise) of the Company common stock obtained as a result of such exercise over the aggregate exercise price thereof. For purposes of this Note, the term "Cause" shall mean Maker's commission of a felony, or gross negligence or willfull misconduct resulting in material damage to the Company; and "Good Reason" shall mean that: (i) Maker's responsibilities to Company were significantly diminished; (ii) Makers job location is moved by Company out of King Country, Washington; (iii) the Company is split into two or more independent companies for any reason, whether or not pursuant to a final, non-appealable judgment or settlement in the Company's pending action with the Department of Justice or otherwise; or (iv) there is a change in control of the Company, which for the purposes of this Note means the acquisition, directly or indirectly, by any person or related group of persons of beneficial ownership of securities possessing more than fifty (50%) percent of the total combined voting power of the Company's outstanding securities, or a merger or consolidation in which securities possessing at least fifty (50%) percent of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or sale, or the sale transfer or other disposition of seventy-five(75%) percent or more of the Company's assets in liquidation or dissolution of the Company.

     5.2 If Maker is not in the employ of the Company and has been terminated by the Company for Cause, or resigned without Good Reason, the Company may obtain repayment of the Adjusted Total Obligation by one or a combination of the following methods, at its discretion: (i) by canceling the minimum necessary number of options subject to the 99/00 Grants to cover the amount being repaid, and (ii) through full personal recourse against Maker.

     5.3 If Maker's employment is terminated by the Company due to death or Disability prior to the fifth anniversary of this Note, the Company may obtain repayment of the Total Obligation by one or a combination of the following methods, at its discretion: (i) by canceling the minimum necessary number of options subject to the 99/00 Grants to cover the amount being repaid, and (ii) through full personal recourse against Maker or Maker's estate, as the case may be; provided, however, that if the after-tax value of the 99/00 Grants, minus the Total Obligation, is less than Five Million Dollars ($5,000,000), the Company will forgive such portion of the Adjusted Total Obligation as is necessary to leave Maker or Maker's estate, respectively, with a net amount of Five Million Dollars ($5,000,000) after repayment to the Company. For purposes of this Note, "Disability" has the meaning set fourth in the Company's 1991 Stock Option Plan

6. Valuation Payment Mechanism. The Vested Value of the 99/00 Grants shall be determined in accordance with the following "Valuation Payment Mechanism":

     6.1 Vested Value Determination: As soon as practicable after the Maturity Date, the Company shall determine the Vested Value of the 99/00 Grants. The "Vested Value" of the 99/00 Grants shall equal the sum of the Vested Values of each respective option grant comprising the 99/00 Grants. The "Vested Value" of any stock option grant shall be equal to: (i) the excess of) (y) the average closing price of Company stock on the twenty (20) trading days immediately preceding the Maturity Date over (z) the exercise price of the respect grant, multiplied by (ii) the number of shares of the respective grant that are then vested; provided that the Vested Value of any options that have been exercised shall be equal to the excess of the closing price (as of the date of exercise) of Company common stock obtained as a result of such exercise over the exercise price thereof.

         6.2 Adjusted Total Obligation Determination: Effective on the Maturity Date, the Total Obligation shall be adjusted and repaid in accordance with the following terms (as so adjusted, the "Adjusted Total Obligation"):

         (a) If Maker's employment is terminated on or before the second anniversary of the Note, Maker shall immediately repay the Total Obligation in full.

         (b) If Maker's Employment terminates after the second and on or before the third anniversaries of the Note, repayment shall be as follows: If the Vested Value of the 99/00 Grants exceeds the Total Obligation, Maker shall immediately repay the Total Obligation in full. If the Vested Value of the 99/00 Grants is less than the Total Obligation, the company shall forgive that portion of the Total Obligation that exceeds the Vested Value of the 99/00 Grants, provided, however, that the amount of forgiveness shall not exceed Four Million Dollars ($4,000,000) plus interest to the date of repayment, and Maker shall immediately repay the balance of the Total Obligation not forgiven.

         (c) If Maker's Employment terminates after the third and on or before the fourth anniversaries of the Note, repayment shall be as follows: If the Vested Value of the 99/00 Grants exceeds the Total obligation, Maker shall immediately repay the Total Obligation in full. If the Vested Value of the 99/00 Grants is less than the Total Obligation, the Company shall forgive that portion of the Total Obligation that exceeds the Vested Value of the 99/00 Grants, provided, however, that the amount of forgiveness shall not exceed Nine Million Dollars ($9,000,000) plus interest to the date of repayment, and Maker shall immediately repay the balance of the Total Obligation not forgiven.

         (d) If Maker's employment terminates after the fourth and on or before the fifth anniversaries of the Note, repayment shall be as follows: If the Vested Value of the 99/00 Grants exceeds the Total Obligation, Maker shall immediately repay the Total Obligation in full. If the Vested Value of the 99/00 Grants is less than the Total Obligation, the Company shall forgive that portion of the Total Obligation that exceeds the Vested Value of the 99/00 Grants, provided, however, that the amount of forgiveness shall not exceed Twelve Million Dollars ($12,000,000) plus interest to the date of repayment, and Maker shall immediately repay the balance of the Total Obligation not forgiven.

         (e) If Maker remains employed by Company on the fifth anniversary of the date of the Note, repayment shall be as follows: If the Vested Value of the 99/00 Grants exceeds the Total Obligation, Maker shall immediately repay the Total Obligation in full. If the Vested Value of the 99/00 Grants is less than the Total Obligation, the Company shall forgive that portion of the Total Obligation that exceeds the Vested Value of the 99/00 Grants, and Maker shall immediately repay the balance of the Total Obligation not forgiven.

7. Default. Upon the commencement of any proceedings under any bankruptcy or insolvency laws by or against Maker ("Default Event"), the Company, or other holder or owner of this Note, may at its option accelerate the Maturity Date of this Note, including all Principal and Interest thereon, without presentment, demand, or notice to Maker or to any person obligated hereon: Upon the occurrence of a Default Event and acceleration of the Maturity Date, the amount of the Adjusted Total Obligation shall

                                       3

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become due and payable immediately. Interest shall accrue at the same rate of
Interest specified above until this Note is paid in full, regardless of any Default Event.

8. Attorneys' Fees. If this Note is placed in the hands of an attorney for collection or collected through bankruptcy or other judicial proceedings, or if suit is brought hereon, Maker agrees to pay, in addition to all other amounts owing hereunder, all expenses and costs of collection, including reasonable attorneys' fees incurred by the Company.

9. Governing Law/Severability. All terms, obligations, and provisions of this Note are to be determined and governed by the laws of the State of Washington, excluding its choice of law provisions. Should any term or provision of this Note be declared invalid, such determination shall not affect the remaining provisions hereof, which shall remain in full force and effect. Notwithstanding any provision contained herein to the contrary, the holder shall not be entitled to receive, collect, or apply as interest on the obligation evidenced hereby, any amount in excess of the maximum rate of interest permitted by applicable law.

      Maker is on notice that ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

                                     "Maker"


                                      /s/ Richard Belluzzo
                                      --------------------
                                      Richard Belluzzo

                                       4